UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2010

BofI HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51201	33-0867444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12777 High Bluff Drive, Suite 100, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 350-6200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 9, 2010, Thomas J. Pancheri advised the Board of Directors (the “Board”) of BofI Holding, Inc., and its subsidiary Bank of Internet USA (together, the “Company”), of his decision not to stand for re-election upon the expiration of his term as a Class III director at the Company’s 2010 Annual Meeting of Shareholders, which will be held on October 21, 2010. Mr. Pancheri advised the Board that his decision was made for personal reasons and was not the result of any dispute or disagreement with the Company.

Mr. Pancheri has served as a director of the Company since 1999 and is a member of the Compensation Committee, Audit Committee and Loan Committee. The Company provided Mr. Pancheri an opportunity to review this Current Report on Form 8-K to be filed on Monday, September 13, 2010. Mr. Pancheri is in agreement with the contents of this Current Report on Form 8-K.

In connection with Mr. Pancheri’s resignation, the Board exercised its discretion pursuant to the terms of the Company’s 2004 Stock Incentive Plan to accelerate the vesting of unvested shares of our common stock subject to restricted stock grants made to Mr. Pancheri in 2009 or prior. Mr. Pancheri will not receive any shares from his 3,600 restricted stock units granted on August 26, 2010.

The acceleration of vesting of Mr. Pancheri’s 6,000 shares of restricted stock required an after-tax income statement charge of $17,000 in the current period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BofI HOLDING, INC.

Date: September 13, 2010	By:	/s/ Andrew J. Micheletti
Andrew J. Micheletti
Executive Vice President and Chief Financial Officer